ASSIGNMENT AND ASSUMPTION AGREEMENT

This Assignment and Assumption Agreement is made as of February 1, 2019, by and between Franklin Advisers, Inc. (“FAV”) and Franklin Advisory Services, LLC (“FASL”), each a direct or indirect wholly owned subsidiary of Franklin Resources, Inc.

WHEREAS, FAV and FASL are each registered as an investment adviser under the Investment Advisers Act of 1940 and are engaged in the business of rendering management, investment advisory, counseling and supervisory services to investment companies and other investment advisory clients;

WHEREAS, FAV serves as the investment manager to the Franklin FTSE Japan Hedged ETF (the “Fund”), a series of Franklin Templeton ETF Trust (the “Trust”), pursuant to an Investment Management Agreement dated as of September 7, 2017, between the Trust, on behalf the Fund, and FAV (the “IM Agreement”);

WHEREAS, Franklin Templeton Investments has proposed to transfer all of FAV’s investment personnel responsible for managing the index-based series of the Trust (including all portfolio managers, research analysts and support staff members) to FASL, and for FASL to replace FAV as the Fund’s investment manager (the “Transfer”), effective February 1, 2019 (the “Effective Date”);

WHEREAS, the Transfer will not result in a change of control or management, and thus will not constitute an “assignment” of the IM Agreement under the Investment Company Act of 1940; and

WHEREAS, the Board of Trustees of the Trust, including a majority of the Independent Trustees of the Trust present in person, approved a form of this Assignment and Assumption Agreement at a meeting held on October 19, 2018.

NOW, THEREFORE, the parties hereto agree as follows as of the Effective Date:

1.               The IM Agreement previously in effect between the Trust, on behalf of the Fund, and FAV is hereby assigned by FAV to FASL.

2.               The IM Agreement is hereby assumed in its entirety by FASL, except that all references to FAV shall be replaced with references to FASL.

3.               FASL agrees to perform and be bound by all of the terms of the IM Agreement and the obligations and duties of FAV thereunder.

4.               The IM Agreement shall continue in full force and effect as set forth therein for the remainder of its term.

IN WITNESS WHEREOF, the undersigned have executed this Assignment and Assumption Agreement as of the date set forth above.

Franklin Advisers, Inc. By: /s/ Patrick O’Connor Name: Patrick O’Connor Title: Senior Vice President	FRANKLIN ADVISORY SERVICES, LLC By: /s/ Steven J. Gray Name: Steven J. Gray Title: Assistant Secretary
ACKNOWLEDGED: FRANKLIN TEMPLETON ETF TRUST, on behalf of Franklin FTSE Japan Hedged ETF By: /s/ Navid J. Tofigh Name: Navid J. Tofigh Title: Vice President and Secretary